Exhibit 99.1
NAVISTAR PROVIDES UPDATE ON FIRST QUARTER OPERATIONS
Growth In Non-Traditional Markets Make Up For Anticipated Decline
In United States, Canadian Markets
     WARRENVILLE, Ill. — March 20, 2007 — Navistar International Corporation (OTC: NAVZ) today reported that growth in non-traditional vehicle markets is paying off as total first quarter worldwide shipments were flat despite a 6 percent decline in Class 6-8 commercial truck and school bus shipments in the United States and Canada brought about by a mid-cycle correction coupled with the end of the 2006 pre-buy.
     Worldwide shipments of school buses, Class 6-7 medium trucks and Class 8 heavy trucks and non-traditional vehicles for the three months ended January 31, 2007, totaled 27,500 units, down 0.4 percent from the 27,600 units shipped in the same period a year earlier. Non-traditional shipments were up 24 percent to 7,500 units from 6,000 units in the first quarter of 2006. Non-traditional shipments include military vehicles sold overseas as well as other export sales, small bus, Class 4-5 vehicles and stripped chassis for the motor home and step-van markets. With the exception of export, Class 5 and military businesses, Navistar did not participate in these markets in 2005.
     Shipments of schools buses, Class 6-7 medium truck and Class 8 heavy trucks in the United States and Canada in the first quarter totaled 22,400 units, down 6.4 percent from the 24,000 units shipped in the first quarter of 2006.
     Navistar is the world’s largest mid-range diesel engine manufacturer and the company’s engine facilities shipped a total of 104,000 units during the quarter, down from 123,100 units a year earlier. Shipments of diesel engines to Ford Motor Company were down by nearly 19,000 units.
     The company has not changed its previously announced forecast of industry volume for the United States and Canada for its fiscal year ending October 31, 2007. It is anticipated that sales of medium and heavy trucks and school buses will range from 325,000 to 347,000 units, which would represent a decline of between 24 percent to 28 percent from the record 454,500 units sold in fiscal 2006.
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Page Two/March 20 Update
     While Navistar typically does not break out its own segment forecast of U.S. and Canadian industry sales, to demonstrate the rapid growth in its non-traditional markets, the company said it anticipates that its own sales of non-traditional vehicles in fiscal 2007 will range between 35,000 units to 40,000 units, a gain of 20 percent to 26 percent over fiscal 2006 sales.
     Senior company executives later today will provide the investment community highlights of the company’s fiscal 2007 operating metrics.
     Daniel C. Ustian, Navistar chairman, president and chief executive officer, will discuss how Navistar is expected to deliver on its goal of achieving $15 billion in revenues with 10 percent segment margins by 2009 with good returns at all points of the business cycle.
     Ustian said that the company maintained its market share position for the first fiscal quarter year-over-year and, more importantly, “maintained our stance on pricing and collected for the full value of our products.”
     “With our first quarter market share position in our core businesses, and the growth in our non-traditional businesses, we continue to be focused on delivering on our commitments by aggressively implementing a plan based on three strategic initiatives: great products, a competitive cost structure, and profitable growth,” Ustian said.
     “Even with the industry expected to be down approximately 25 percent in 2007 and engine shipments slowing, we believe the growth in other areas and our focus on margin improvement will enable us to deliver a solid 2007,” Ustian said.
     The company does not plan to comment specifically on its 2007 results until its financial statements are completed.
     Terry M. Endsley, senior vice president and treasurer, said that additional financial flexibility will be provided from an approximate $200 million term loan that its financing subsidiary, Navistar Financial Corporation, anticipates closing on Monday, March 26. Final commitments from the company’s current relationship banks are expected at the close of business today.
     “We believe we have ample liquidity throughout our operations to respond to fluctuations in the truck market,” said Endsley. “The additional funding can be used to support the acquisition of receivables from International’s dealers and retail customers.”
     Navistar International Corporation (OTC: NAVZ) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, MaxxForce® mid-range diesel engines, IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. A wholly owned subsidiary offers financing services. Additional information is available at: www.navistar.com.
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Page Three/March 20 Update
     Company officials will hold a conference call with analysts today beginning at 10:00 a.m. CDT to discuss business highlights for the first fiscal quarter ended January 31, 2007, and to provide a strategic initiatives update. The call can be accessed via the company’s Web site, www.navistar.com, and clicking on the link on the investor relations page. A series of questions and answers dealing with company operations is attached to the end of this news release.
     Note concerning the March 20 conference call: Investors are advised to log on to the Web site at least 15 minutes prior to the start of the Web cast to allow sufficient time for downloading any necessary software. The financial and statistical information provided as part of the call will be available to investors on the investor relations page of the company’s Web site prior to the start of the Web cast. The Web cast will be available for replay at the same Web address within 24 hours following its conclusion and will be available until midnight March 31, 2007.
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Page Four/March 20 Update
Forward Looking Statements
Information provided and statements contained in this news release that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “goal,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006. In addition, until the previously announced review by the company of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments or impacts resulting from such review.
Following is a series of questions and answers dealing with company operations:
Q1: When will you be able to quantify the impact of the restatement?
A: Currently, given the number of items under review we are not comfortable quantifying the restatement.
Q2: How does FAS 158 affect Navistar?
A: The company has reviewed the recently issued FAS 158, which is effective for companies with fiscal years ending after December 15, 2006. The statement will not impact our company until fiscal year ended 2007. The primary impact this statement will have on the company’s financial statements will be to place the unfunded postretirement (pension and OPEB) obligations on the company’s balance sheet (this was previously disclosed within the footnotes to the financial statements). In order to put the obligations on the balance sheet, an offsetting net of tax entry will be made to other comprehensive income, which is a component of equity.
Q3: Can you give us any update on your 2007 EPS guidance?
A: We will not give specific guidance for 2007 at this time. We do believe the actions we have put in place will make 2007 a solid year.
Q4: What is in your Dealcor debt?
A: Dealcor debt is comprised of wholesale (floor plan) financing and also retail financing on lease and rental fleets.
Q5: How many Dealcor dealers did you have at January 31, 2007?
A: Of our 314 primary dealers, 24 were Dealcor dealers.
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Page Five/March 20 Update
Q6: You have a goal to obtain a 10% segment margin by 2009. Can you update us on your cost competitive actions?
A: Due to the restatement process, we cannot give progress to the specific goals, but based on our strategic initiatives in global sourcing, growing scale, strategic partnering with others, design changes, and a continued focus on manufacturing efficiencies, we believe we are on track if not ahead to meet these goals by 2009.
Q7: The company has said that it has reduced its fixed costs since 2002. Can you give some examples of improvements you have implemented?
A: In 2002, our Truck fixed costs of goods sold composition was 10% versus a fixed composition of 3.9% in 2005. We have put productivity improvements in place such as line speed efficiencies, model alignment across facilities, new labor agreements and plant outsourcing.
Q8: What should we assume the company will spend on capital expenditures in 2007?
A: For 2007, we expect our capital expenditures to be within the lower half of the $250 million to $350 million range. We continue to fund our strategic programs.
Q9: What do you finance at Navistar Finance Corporation (NFC)?
A: NFC is a commercial financing organization that provides wholesale, retail, and lease financing for sales of new and used trucks sold by the company. NFC also finances the company’s wholesale accounts and selected retail accounts receivable. Sales of new truck related equipment (including trailers) of other manufacturers are also financed.
Q10: Can you provide an update on the negotiations with the UAW?
A: Union members failed to ratify a tentative agreement reached by the company and union bargaining committee in May of 2006. We continue to expect no impact to the business given that current contract runs through September 30, 2007. As is typical, we will begin formal discussions on a new UAW master contract mid-year 2007.
Q11: How many employees did Navistar have as of October 31, 2006? A: On October 31, 2006, worldwide employees totaled 17,503. As of October 31, 2006, the United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) represented 4,693 of the company’s active employees in the U.S., and the National Automobile, Aerospace and Agricultural Implement Workers of Canada (CAW) represented 1,357 of the company’s active employees in Canada. Other Unions represented 1,975 of the company’s active employees in the U.S. and Mexico. The company’s master contract with the UAW expires on September 30, 2007. On June 23, 2004, the company and the CAW agreed to extend the expiration date of the existing labor contract to June 30, 2009.
Q12: What is your anticipated 2007 pricing given the stringent federal exhaust emissions standards?
A: For our cab forward (CF) vehicle, prices increased approximately $4,000. Prices for International mid-range diesel powered trucks and IC buses increased $5,000 to $6,000 per vehicle and for International Class 8 truck/tractors with supplier engines, prices increased $7,000 to $9,000.
Q13: How much has Ford short paid so far?
A: In total Ford short paid (offset) an aggregate total of $160 million since December 2005. In accordance with the court order dated March 8th Ford has repaid half ($80 million).
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Page Six/March 20 Update
Q14: Have you seen any year over year steel, precious metals and resin cost increases in 2007?
A: Through January 31st, our unaudited year-to-date costs reflect $17 million for steel and precious metals increases and $2 million for other cost increases associated with resins and petroleum products. Generally, we have been able to recover these increases in the marketplace via pricing performance.
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